Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT NO. 21

SOUTHPEAK INTERACTIVE CORPORATION
14,556,333  Shares of Common Stock
6,151,399 Class Y Warrants

This prospectus supplement no. 21 supplements our prospectus dated April 3, 2009, as supplemented by prospectus supplement no. 1 dated May 15, 2009, prospectus supplement no. 2 dated June 19, 2009, prospectus supplement no. 3 dated July 22, 2009, prospectus supplement no. 4 dated August 6, 2009, prospectus supplement no. 5 dated August 21, 2009, prospectus supplement no. 6 dated September 11, 2009, prospectus supplement no. 7 dated October 14, 2009, prospectus supplement no. 8 dated November 13, 2009, prospectus supplement no. 9 dated November 23, 2009, prospectus supplement no. 10 dated February 17, 2010, prospectus supplement no. 11 dated February 22, 2010, prospectus supplement no. 12 dated February 22, 2010, prospectus supplement no. 13 dated April 6, 2010, prospectus supplement no. 14 dated May 7, 2010, prospectus supplement no. 15 dated May 19, 2010, prospectus supplement no. 16 dated May 20, 2010, prospectus supplement no. 17 dated July 20, 2010, prospectus supplement no. 18 dated July 23, 2010, prospectus supplement no. 19 dated August 23, 2010, and prospectus supplement no. 20 dated September 7, 2010, that relates to the offer and sale of 14,556,333 shares of common stock and 6,151,399 class Y warrants that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock or warrants covered by the prospectus. To the extent that the holders exercise, for cash, the class Y warrants registered for resale under this prospectus, we would receive the proceeds from such exercises and intend to use such proceeds for working capital and other general corporate purposes. The class Y warrants expire on May 31, 2013.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol SOPK. The closing sales price for our common stock on September 28, 2010 was $0.24 per share. As of the date of this prospectus supplement, there is no public market for our class Y warrants.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on September 27, 2010, which is attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 20.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of the prospectus and page 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC on October 15, 2009 before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 20 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2010.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 27, 2010 (September 21, 2010)

SouthPeak Interactive Corporation
____________________________________________
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113
___________________________________________
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100
___________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On September 21, 2010, SouthPeak Interactive, L.L.C. (the “LLC”), a wholly owned subsidiary of SouthPeak Interactive Corporation (the “Company”), entered into a Master Purchase Order Assignment Agreement (the “Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”).  In connection with the entry into the Agreement, each of the Company, its subsidiaries, Gone Off Deep, LLC and Vid Sub, LLC, and our chairman, Terry Phillips (the “Guarantors”), have executed a Guaranty in favor of, and, along with the LLC, have entered into a Security Agreement and Financing Statement with, Wells Fargo.

Under the terms of the Agreement, the LLC may request that Wells Fargo accept the assignment of customer purchase orders and request that Wells Fargo purchase the required materials to fulfill such purchase orders.  If accepted, Wells Fargo, in turn, will retain the LLC to manufacture, process, and ship the ordered goods. Wells Fargo’s aggregate outstanding funding under the agreement shall not exceed $2 million.

Upon receipt of customer payments by Wells Fargo, the LLC will be paid a fee for its services, with such fee calculated pursuant to the terms of the Agreement. Also from such customer payments, Wells Fargo shall be entitled to receive the following: (1) a transaction initiation and set-up fee equal to 1.5% of the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo; (2) a daily maintenance fee equal to 0.05% of all amounts (including letters of credit) advanced by Wells Fargo which remain outstanding for more than 30 days; and (3) a product advance fee equal to (a) the prime rate plus 2%, divided by 360, multiplied by (b) (i) the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo on account of purchases of products or other advances made in connection with a customer purchase order, multiplied (ii) by the number of days from the earlier of (A) the date on which any such letter of credit or purchase order or financial accommodation is negotiated into cash, or (B) the date funds are advanced by other than issuing a letter of credit or purchase order.

In addition, Wells Fargo shall be entitled to a commitment fee of $120,000 to be paid on the earlier of (a) September 21, 2011 or (b) the date on which the Agreement is terminated. Wells Fargo shall also be entitled to additional commitment fees for each renewal of the Agreement, and such fees shall be paid on the earlier of (a) the first anniversary of the beginning of each renewal term or (b) the date on which the Agreement is terminated.

Subject to the rights of senior lenders, the Company and the Guarantors have granted security interests in their assets to Wells Fargo under the  Security Agreement and Financing Statement to secure the LLC’s obligations under the Agreement and the Guarantors’ guarantees of such obligations.

The description of the Agreement, Security Agreement and Financing Statement, Guaranty, and the terms thereof are qualified in their entirety by the full text of such agreements, which are filed as exhibits hereto.

Item 9.01.               Financial Statements and Exhibits.

(d)	Exhibits

10.1	Master Purchase Order Assignment Agreement by and between Wells Fargo Bank, National Association and SouthPeak Interactive, L.L.C., dated as of September 21, 2010.
10.2
Security Agreement and Financing Statement by and between Wells Fargo Bank, National Association, SouthPeak Interactive, L.L.C., SouthPeak Interactive Corporation, Gone Off Deep, LLC, and Vid Sub, LLC, dated as of September 21, 2010.

10.3	Guaranty made by Guarantors listed on the signature pages thereto, dated September 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2010

SouthPeak Interactive Corporation

By:	/s/ Reba McDermott
Reba McDermott, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Master Purchase Order Assignment Agreement by and between Wells Fargo Bank, National Association and SouthPeak Interactive, L.L.C., dated as of September 21, 2010.
10.2
Security Agreement and Financing Statement by and between Wells Fargo Bank, National Association, SouthPeak Interactive, L.L.C., SouthPeak Interactive Corporation, Gone Off Deep, LLC, and Vid Sub, LLC, dated as of September 21, 2010.

10.3	Guaranty made by Guarantors listed on the signature pages thereto, dated September 21, 2010.

MASTER PURCHASE ORDER ASSIGNMENT AGREEMENT

THIS AGREEMENT is made on the 21st day of September, 2010, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit, operating division (the “CONTRACTOR”) and SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company (the “DISTRIBUTOR”), as follows:

BACKGROUND OF AGREEMENT:

A.
The parties have signed an agreement in principle to enter into a purchase order assignment program under which the Distributor will assign customer purchase orders to the Contractor and request the Contractor to purchase the required materials to fulfill such purchase orders; the Contractor will retain the Distributor to manufacture, process and ship ordered goods; and fees will be paid to the Distributor for its services upon payment to the Contractor for the goods.

B.	The parties desire to enter into a formal agreement to set forth the terms and provisions of the purchase order assignment program.

THEREFORE, in consideration of the services to be performed, the payments to be made, and the obligations to be assumed as set forth in this Agreement, the parties agree as follows:

1.          Definitions.  In this Agreement, the following frequently used terms are defined as set forth in this ¶1:

(a)         The “CERTIFICATE” means the Purchase Order Package Certificate required to be delivered with each request for assignment of a purchase order.  The form of Certificate is attached to this Agreement as Exhibit “A” and made a part hereof.

(b)         With respect to each purchase order submitted for assignment hereunder, the Certificate will define the “PRODUCT” (the end product to be delivered to the customer), the “CUSTOMER” (the business entity which issues the purchase order), the “WAREHOUSE”(an independent warehouse acceptable to the Contractor where the Products will be stored and shipped), the “P.O. PRICE” (the purchase price to be paid by the Customer for the Products), the “P.O. DELIVERY DATE” (the date on which Products are to be delivered to the Customer as set forth in the Certificate), and the “MATERIALS DELIVERY DATE” (the date on which the Products are to be delivered to the Distributor or the Warehouse as set forth in the Certificate).

(c)         A purchase order delivered to the Distributor in the ordinary course of its business is referred to as a “P.O.”  A P.O. which meets all of the requirements of ¶3 below is deemed to be unconditionally accepted by Contractor and is referred to as an “ACCEPTED P.O.”  The date on which the Contractor delivers notice of acceptance of the assignment of the P.O. is referred to as the “ACCEPTANCE DATE”.  When an Accepted P.O. is made null and void pursuant to this Agreement, it is referred to as a “CANCELED P.O.” Under certain circumstances, when a P.O. is not assignable to the Contractor, the Contractor will accept an assignment of the proceeds of the P.O.  In such cases, the terms P.O. and Accepted P.O. will mean the proceeds of such P.O. or Accepted P.O. as the case may be.

(d)         A financial institution engaged in the practice of lending sums to the Distributor secured at least in part by Distributor's accounts receivable is referred to as the “ACCOUNTS RECEIVABLE LENDER”.  The Accounts Receivable Lender involved in this transaction (if any) is identified on Addendum I attached hereto.  A “SENIOR LENDER” is any financial institution (including the Accounts Receivable Lender) which is engaged in lending sums to the Distributor secured by liens on some or all of the Distributor's assets.  Each Senior Lender involved in this transaction (if any) is also identified on Addendum I.

(e)         The invoice rendered upon delivery of Products pursuant to a P.O. is referred to as the “P.O. INVOICE”; and payments received on account of P.O. Invoices (whether paid by the Customer, the Accounts Receivable Lender, the Distributor, or any other party) are referred to as the “P.O. PROCEEDS”.

(f)          The Distributor may repurchase an Accepted P.O. pursuant to ¶8(b) below.  In the absence of such repurchase, an Accepted P.O. becomes a “DELINQUENT P.O.” if the P.O. Price is not paid to the Contractor by the earliest of (i) the due date for payment of the P.O. Invoice, (ii) seventy-five (75) days following the Funding Date if Contractor issues its letter of credit or purchase order, (iii) seventy-five (75) days following the Funding Date if Contractor advances funds by other than issuing its letter of credit or purchase order, (iv) the date on which the Accepted P.O. is canceled, or (v) the date of occurrence of an event of default pursuant to ¶18 below.

(g)         If a lock box collection procedure is established pursuant to this Agreement, the term “LOCK BOX” refers to the Contractor's lock box account; and the term “LOCK BOX BANK” means the bank at which the Contractor establishes the Lock Box and so notifies Distributor in writing.  The Lock Box and Lock Box Bank involved in this transaction (if any) are identified on Addendum II attached hereto.

(h)         The “FUNDING DATE” is the date on which the Contractor makes its first Product purchase in connection with an Accepted P.O. or issues its letter of credit or purchase order or otherwise advances funds to or for the benefit of or on account of an Accepted P.O., whichever is earlier.  The “CLEARANCE DATE” is the date on which the Contractor (or the Lock Box Bank) has received full payment of the P.O. Price or such other amount as is designated by Contractor on Exhibit “C” hereto in connection with an Accepted P.O. in fully collected funds.

(i)           The Distributor will perform its obligations in accordance with the “DISTRIBUTOR'S SPECIFICATIONS” which are set forth on Exhibit “B” attached hereto and will be paid a “DISTRIBUTOR'S FEE” computed in accordance with the provisions of ¶7(c) below.  The Distributor's obligations are secured by a “SECURITY AGREEMENT” described in ¶10 below.

(j)           The Contractor will be paid a “COMMITMENT FEE” (computed and paid pursuant to ¶6 below), the “CONTRACTOR'S DEAL FEES” (computed and paid pursuant to ¶7 below), and “CONTRACTOR'S EXPENSES” (computed and paid pursuant to ¶9 below).  For purposes of computing the waiver of portions of the Commitment Fee, the term “PRODUCT VOLUME” means the aggregate of (a) the face amounts of all letters of credit issued by Contractor plus (b) the aggregate amount of funds advanced by Contractor by other than issuing its letters of credit, in connection with an Accepted P.O. for which a P.O. Invoice is issued on or before the date on which payment of the Commitment Fee is due; and “MINIMUM VOLUME” means Product Volume which equals or exceeds $6,000,000.

(k)          If the Distributor is required to make a “SECURITY DEPOSIT” (as defined in ¶3(b)(i)), the Security Deposit will be maintained in accordance with ¶10.1.

2.           Submission of P.O.'s for Assignment.  Subject to the terms of this Agreement, the Distributor may request that the Contractor accept an assignment of each P.O. submitted to and accepted by Distributor and make Product purchases to fulfill the P.O.  Each such request shall be made pursuant to a completed and signed Certificate delivered to the Contractor.

3.           Acceptance of P.O. Assignments.

(a)          Subject to the conditions and requirements set forth in this ¶3, Contractor agrees to accept or decline acceptance of the assignment of a P.O. submitted to Contractor pursuant to the provisions of ¶2 above (in Contractor's absolute discretion) by delivery of written notice to Distributor.  Contractor may, in its absolute discretion, elect to treat all P.O.’s that became Accepted P.O’s concurrently as a single P.O.   Contractor will use its best efforts to deliver such acceptance by 5:00 p.m. on or before the fourth full business day after Contractor receives the Certificate.

(b)         Notwithstanding the provisions of ¶3(a) above, Contractor shall not accept the assignment of any P.O. which does not meet the following requirements:

(i)           Contractor's funding commitment with respect to the P.O. shall not exceed 55% of the P.O. Price, provided, however, that Contractor may exceed such limitation upon the deposit by the Distributor with the Contractor of a Security Deposit (the “Security Deposit”) in an amount equal to the aggregate amount of capital required to purchase and deliver Products to a Customer in connection with the P.O. minus the lesser of 55% of the P.O. Price or 90% of the advance to be made by the Accounts Receivable Lender for such P.O. Price;

(ii)         If the Distributor has an Accounts Receivable Lender acceptable to Contractor, the P.O. shall have been approved for an advance rate of not less than 65% of the P.O. Price by such Accounts Receivable Lender;

(iii)        Distributor shall have on deposit with Contractor a Security Deposit as set forth in ¶10.1 hereof;

(iv)        Upon the purchase of Product required for the P.O., or upon any other advance of funds in connection with the P.O., the Contractor's aggregate outstanding funding pursuant to this Agreement shall not exceed the sum of $2,000,000;

(v)         An original, signed copy of the Certificate shall have been delivered to the Contractor;

(vi)        All information contained on the Certificate shall be verified by Contractor to ensure (to Contractor's satisfaction) that the Materials Delivery Date and P.O. Delivery Date are reasonable and that the P.O. is bona fide (which verification may include, without limitation, direct confirmation from the Customer and any vendors); and

(vii)       The Distributor shall have delivered to the Contractor such additional information and documentation as the Contractor may have from time to time requested.

(c)         Notwithstanding the other provisions of this ¶3, the Contractor's acceptance of the assignment of a P.O. shall be made null and void and the P.O. shall be deemed a Canceled P.O. upon the occurrence of any one of the following:

(i)          The failure of the Contractor to obtain accepted orders for Products at prices and on other terms and conditions acceptable to the Contractor within five (5) business days following the Acceptance Date, and Contractor's notice to the Distributor thereof.  Upon delivery of such notice to Distributor, Contractor's rights and interests in and to the P.O. will be terminated absolutely and Contractor shall have no obligation whatsoever to Distributor with respect to such P.O.;

(ii)         The failure of a vendor of Products to deliver Products which conform to Contractor's specifications to the Warehouse on or before the Materials Delivery Date.  Upon such failure of delivery, Contractor shall have the right to require Distributor to purchase the Products from Contractor and shall assign to Distributor the right to receive those Products which have not then arrived at the Warehouse;

(iii)        The cancellation of the P.O. prior to delivery of Products to the Customer.  Upon such cancellation, Distributor shall pay Contractor such sums as are required pursuant to ¶8 below; and

(iv)        The failure of the Distributor to obtain (if so requested by Contractor) a waiver and release of Contractor by the Customer of any and all liability for breach of any and all express or implied warranties or product liability claims with respect to the Products or the use and distribution thereof.

(d)         A P.O. shall be deemed an Accepted P.O. only when (i) the P.O. is submitted for assignment by the Distributor pursuant to a Certificate or such other form of submission to which the Contractor may from time to time consent, (ii) the Contractor shall deliver notice of acceptance of assignment to the Distributor pursuant to subparagraph (a) or, in the absence of such notice of acceptance, the Contractor shall purchase Products with respect to the P.O. or otherwise advance of funds in connection with the P.O., (iii) the P.O. shall meet each of the requirements of subparagraph (b) above unless otherwise waived by the Contractor, and (iv) none of the events described in subparagraph (c) above shall have occurred prior to delivery of the Products to the Customer pursuant to the P.O.  Until such time as each of the aforedescribed requirements and conditions is satisfied in full, Contractor's acceptance of an assigned P.O. shall be deemed conditional and subject to revocation at any time.

4.          Appointment of Distributor.

(a)         Subject to the other provisions of this Agreement, with respect to all Accepted P.O.'s (and only so long as such P.O. remains an Accepted P.O.) Contractor hereby appoints the Distributor as Contractor's exclusive source for performing or causing to be performed in accordance with the Distributor’s Specifications all processing, warehousing, and shipping requirements with respect to the Products, and the Distributor hereby accepts such appointment.  Distributor agrees to perform all of its obligations pursuant to this ¶4 in a good and workmanlike manner, to utilize quality control procedures consistent with the standards of Distributor and the industry, and to otherwise comply with each of the Distributor's Specifications.

(b)         So long as any Products are located at the Warehouse or are scheduled for delivery to the Warehouse, Distributor agrees to perform in accordance with all of the Distributor's Specifications.  If any Products are located at any facility of the Distributor or at an independent warehouse which is not acceptable to the Contractor, the Distributor shall furnish the Contractor with a surety bond issued by a company and having terms acceptable to the Contractor.

(c)         Distributor further agrees that with respect to Products purchased by Contractor pursuant to (and in accordance with) a Certificate which are not (or cannot be) used in connection with the applicable Accepted P.O., upon Contractor's written notice:

(i)           Distributor shall purchase such Products from Contractor within three (3) days following Contractor's notice for a purchase price equal to Contractor's costs for the Products; or

(ii)          If Distributor fails to make such purchase of Products, such Products shall be sold by Contractor and the proceeds thereof applied first to Contractor's costs for the Products, and the balance, if any, to Distributor.

5.           Payment and Re-Assignment.

(a)         Upon delivery of Products to the Customer pursuant to an Accepted P.O., Distributor shall issue a P.O. Invoice (and deliver any other related documents required by the applicable P.O. for issuance of an invoice on account of such P.O.) to the Customer for the full P.O. Price.  Upon Contractor's direction, the P.O. Invoice so issued shall be in the name of the Contractor and shall direct the Customer to make payment to the Contractor (or the Lock Box, if applicable).  Distributor shall immediately pay to the Contractor any sums from time to time received by the Distributor from the Customer or any other party other than the Contractor on account of a P.O. Invoice.  Upon Contractor's demand, each P.O. Invoice shall be prepared on such invoice form as Contractor may designate.

(b)         At such time as Contractor has received payment in full on account of a P.O. Invoice or such other amount as is designated by Contractor on Exhibit “C” hereto, the Contractor shall re-assign the applicable Accepted P.O. and all rights with respect thereto to the Distributor and the Distributor shall accept such re-assignment.  The re-assignment shall be evidenced by a Re-Assignment and Release of Purchase Order in the form of Exhibit “C” attached hereto.

(c)         Sums received by the Contractor on account of a P.O. Invoice shall be applied by the Contractor for the satisfaction of the expenses, fees and charges described in this Agreement pursuant to the priorities of payment set forth in ¶7 below.  Provided, however, that Distributor shall pay all sums due Contractor upon a Delinquent P.O. in the manner and pursuant to the terms of ¶8 below.

6.           Commitment Fee.

(a)          Subject to the provisions of this ¶6, Distributor shall pay Contractor a Commitment Fee in consideration of Contractor's commitment to reserve and have available sufficient funds to purchase Products or to otherwise advance funds in connection with a P.O. for Product Volume in amounts equal to or exceeding the Minimum Volume as contemplated by this Agreement.  The Commitment Fee shall be in the sum of $120,000 and shall be paid by Distributor on the earlier of twelve months following the date of this Agreement or the date of termination of this Agreement.  In the event the term of this Agreement is renewed for one or more twelve month renewal terms, for each such renewal, Distributor shall pay Contractor a Commitment Fee in the sum of $120,000, which fee shall be paid by Distributor on the earlier of twelve months following the date of the renewal of this Agreement or the date of termination of this Agreement.  The Commitment Fee for the initial term of this Agreement is deemed by the parties to have been earned by the Contractor upon the signing of this Agreement, as of which date the Contractor has reserved the requisite funds.  The Commitment Fee for each renewal term of this Agreement is deemed by the parties to have been earned by the Contractor upon each renewal date of this Agreement, as of which date the Contractor has reserved the requisite funds.

(b)         Notwithstanding the provisions of subparagraph (a) above, all or a portion of the Commitment Fee shall be waived in accordance with the provisions of this subparagraph (b).  If Product Volume for the initial term or any renewal thereof as of the due date for payment of the Commitment Fee equals or exceeds the Minimum Volume, the entire Commitment Fee shall be waived by the Contractor.  If Product Volume for the initial term or any renewal thereof as of the due date for payment of the Commitment Fee does not equal or exceed the Minimum Volume, Contractor shall waive that portion of the Commitment Fee equal to the Commitment Fee multiplied by a fraction, the numerator of which is the Product Volume as of the due date for payment of the Commitment Fee, and the denominator of which is the Minimum Volume.

7.           Compensation of Contractor and Distributor.

(a)          Payments received by the Contractor on account of Accepted P.O.'s will be applied in the following order of priority:

(i)           First, to pay Contractor's Expenses to the extent that such expenses are then due pursuant to the terms of ¶9;

(ii)         Second, to the payment of the Contractor's Deal Fees in connection with the Accepted P.O. and all other Accepted P.O.'s that became Accepted P.O.'s concurrently with such Accepted P.O.;

(iii)        Third, to pay any shortage then existing in the Security Deposit as set forth in ¶10.1;

(iv)        Fourth, to reimburse the Contractor for the cost of Products and for other advances made in connection with a P.O. (without regard to term or prompt payment discounts) purchased in connection with the Accepted P.O. and all other Accepted P.O.'s that became Accepted P.O.'s concurrently with such Accepted P.O.; and

(v)         Fifth, to the payment of the Distributor's Fee in connection with the Accepted P.O.

(b)         The Contractor's Deal Fees with respect to each Accepted P.O. shall be as follows:

(i)           A transaction initiation and set-up fee in a sum equal to 1.5% of the aggregate of (a) the face amounts of all letters of credit issued by Contractor (or other financial accommodations) plus (b) all funds advanced by Contractor by other than issuing its letters of credit; plus

(ii)          A daily maintenance fee in a sum equal to 0.05% of the aggregate of the face amounts of all letters of credit issued by Contractor (or other financial accommodations) and all funds advanced by Contractor by other than issuing its letters of credit which remain outstanding for more than thirty (30) days; plus

(iii)         A Product advance fee in a sum equal to the Applicable Daily Rate (as hereinafter defined) multiplied by the aggregate amount outstanding on all letters of credit (or other financial accommodations) and all funds advanced by Contractor by other than issuing its letters of credit on account of purchases of Products or other advances made in connection with a P.O. multiplied by the number of days from the earliest of (A) the date on which any such letter of credit or purchase order or financial accommodation is negotiated into cash by any person, or (B) the date funds are advanced by other than issuing a letter of credit or purchase order, to and including the Clearance Date.  The “Applicable Daily Rate” shall mean the prime rate as in effect from time to time at Wells Fargo Bank, National Association, plus 2%, divided by 360.

(iv)         In the event of a Delinquent P.O., a late payment fee in a sum equal to 0.067% of the outstanding portion of the P.O. Price multiplied by the number of days from the date an Accepted P.O. becomes a Delinquent P.O. to and including the Clearance Date.

Notwithstanding the foregoing, if the sum of the transaction initiation and set-up fee and the daily maintenance fee is not equal to or greater than $2,500 with respect to an Accepted P.O., the minimum aggregate amount payable by Distributor to Contractor for the transaction initiation and set-up fee and the daily maintenance fee with respect to such accepted P.O. shall be equal to $2,500.

(c)         The Distributor's Fee with respect to each Accepted P.O. shall be equal to the collected P.O. Proceeds with respect to such Accepted P.O. less all sums payable pursuant to subparagraphs (a)(i), (ii), (iii) and (iv) above and less 100% of all term discounts or discounts for prompt payment.

(d)         Sums due on account of the expenses and fees described in subparagraphs (a)(i), (ii), (iii) and (iv) above shall be paid as and when proceeds are received with respect to the applicable Accepted P.O.  The Distributor's Fee will be paid not later than the second business day after the Clearance Date and after satisfaction of all costs, fees and expenses having a higher priority then due and owing.

8.           Repurchase; Reassignment.

(a)          Contractor shall have the right to require the Distributor to immediately purchase any Delinquent P.O. (and inventory of Products in the case of a Canceled P.O.) for an amount equal to the full amount outstanding under the P.O. Invoice (or the P.O. Price in the case of a Canceled P.O.).  Any such payment by the Distributor shall be deemed to be P.O. Proceeds and shall be applied in accordance with the priorities and terms set forth in ¶7 above.

(b)         In the event that Distributor makes all payments due on a Delinquent P.O. or Canceled P.O. pursuant to the provisions of subparagraph (a) above, Contractor shall thereupon immediately assign to Distributor all of Contractor's rights and interests in and to the P.O. Invoice and the P.O. Proceeds and any Products in the possession of Contractor or Distributor with respect to such Delinquent P.O.

9.           Contractor's Expenses.  Immediately upon Contractor's demand, Distributor shall pay or reimburse Contractor for all Contractor's Expenses.  Contractor's Expenses include all reasonable expenses, fees, and costs incurred by Contractor in connection with the creation of and performance of this Agreement and the transactions contemplated hereby, including without limitation, the expenses of Contractor's representative at the Warehouse, insurance and credit insurance premiums, audit costs, attorney's fees, Contractor's travel expenses, Lock Box Bank charges, bank letter of credit charges, and filing fees.  Contractor's demand for payment of Contractor's Expenses will be made in writing and will include reasonable documentation of the expenses for which reimbursement is demanded.  Contractor acknowledges receipt of the sum of $7,500 deposited by Distributor to be applied towards the payment of Contractor's Expenses.

10.        Security Interests.  As security for the performance by Distributor of each of its obligations under this Agreement, Distributor hereby grants the following security interests to the Contractor:

(a)         A security interest in all of Distributor's assets in accordance with the provisions of the Security Agreement in form satisfactory to Contractor.  Provided, however, that such grant of security interest shall be subordinate to the lien of the Senior Lender (if any) in any common collateral.

(b)         The right to set-off against any and all amounts due to the Distributor hereunder any sums which are due to the Contractor hereunder which have become past due and delinquent under this Agreement.

(c)         All of the Distributor's rights and interests in, and right of payment from, the Accounts Receivable Lender of all sums paid or payable by the Accounts Receivable Lender from time to time to the Distributor.  Distributor agrees to direct the Accounts Receivable Lender to make such payments to Contractor pursuant to such written direction as Contractor may request from time to time.

(d)         All checks, notes, deposits, drafts, and other instruments of payment on account of or related to an Accepted P.O., and all bills of lading and other documents of title related to an Accepted P.O.  Distributor hereby irrevocably designates and appoints the Contractor (and all persons designated by the Contractor) as the Distributor's true and lawful attorney-in-fact and agent-in-fact and Contractor (or Contractor's agent) may, without notice to Distributor:

(i)           At any time endorse by writing or stamping Distributor's name on any checks, notes, deposits, drafts or other instruments of payment on account of, relating to, or representing the proceeds of an Accepted P.O. or any other collateral described herein or in the Security Agreement (collectively the “Collateral”) which come into the possession of the Contractor or are under Contractor's control and deposit the same to the account of the Contractor for application to all sums due from the Distributor to the Contractor hereunder;

(ii)          At any time endorse by writing or stamping Distributor's name on any bill of lading or other document of title relating to an Accepted P.O.; and

(iii)         At any time after the occurrence of a default by the Distributor hereunder or pursuant to the Security Agreement, in Distributor's or Contractor's name, demand payment of, enforce payment of, exercise all of Distributor's rights and remedies with respect to, settle, adjust, compromise, initiate and prosecute legal proceeding with respect to, and otherwise take all actions with respect to the Collateral which are, in the Contractor's sole discretion, necessary or desirable in order to fulfill Distributor's obligations under this Agreement and otherwise realize the full economic value of the Collateral.

10.1       Security Deposit.  (a)  The Security Deposit shall be held and applied by the Contractor as follows:

(i)          Contractor shall hold the Security Deposit in such depositories as it determines and may commingle the same with other funds from time to time in Contractor's possession.  No interest or other earnings shall be payable on account of sums held as a Security Deposit.

(ii)         Upon the occurrence of a default as set forth in ¶18(c) below, Contractor may, in its discretion and without prior notice, apply all or any portion of the Security Deposit to pay or otherwise satisfy Distributor's obligations hereunder. Contractor shall, as soon as practicable following any such application, notify Distributor thereof and provide a full accounting of such application.

(b)           When funds are applied in the manner set forth in ¶10.1(a)(ii) above, a “shortage” is created in an amount equal to all sums so applied.  Distributor shall, within five (5) business days following notification of any shortage, pay to the Contractor, as and for a portion of the Security Deposit, the sum of such shortage.

(c)          Contractor shall pay the Security Deposit to Distributor promptly following such time as all sums then due and owing to the Contractor by the Distributor hereunder have been paid in full, provided that Distributor is not then in default of any of its other obligations under this Agreement.

11.         Guaranty.  It is a condition to the signing of this Agreement and the performance by the Contractor of any of its obligations hereunder that the persons and entities listed on Addendum III attached hereto execute and deliver to the Contractor a Guaranty in form and substance satisfactory to Contractor under which said guarantor(s) guaranty the Distributor's obligations to Contractor hereunder.

12.         Covenants of Contractor.  Provided that Distributor performs each of its obligations in the manner set forth in this Agreement, the Contractor covenants and agrees as follows:

(a)          To use reasonable efforts to place orders for Products identified on Certificates for Accepted P.O.'s for purchase by Contractor and delivery to the Warehouse on terms consistent with the terms set forth in the Certificate.

(b)          Following timely delivery and acceptance of Products at the Warehouse, to promptly pay for all such Products in accordance with the terms of purchase.

(c)          To release Products located at the Warehouse in such quantity and at such times as are necessary to permit Distributor to meet the terms of Accepted P.O.'s.

(d)          Upon termination of this Agreement and performance by Distributor of all of its obligations hereunder, to promptly execute and deliver (if Distributor so requests) any instruments and documents reasonably necessary to terminate and release any and all security interests granted to Contractor by Distributor pursuant to this Agreement.

13.         Warranties and Representations of Distributor.  Distributor hereby makes the following warranties and representations to Contractor, each of which is deemed a material inducement to the Contractor to enter into and perform in accordance with the provisions of this Agreement and each of which shall be deemed renewed and restated as of the Acceptance Date of each Accepted P.O.:

(a)          Distributor is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation, and is qualified or licensed as a foreign limited liability company to do business in every location in which the laws require Distributor to be so qualified or licensed;
(b)          Distributor has the right and power and is duly authorized and empowered to enter into, execute, deliver, and perform this Agreement and all agreements and documents described herein;

(c)          The execution, delivery, and performance by Distributor of this Agreement and all agreements and documents described herein does not constitute a violation of any law, regulation, judgment, order, contract, charter, by-laws, or other instrument to which Distributor is a party or is otherwise bound or subject;

(d)         Distributor is not in default under any loan agreement, mortgage, lease, trust deed or similar agreement relating to the borrowing of money to which Distributor is a party or is otherwise bound;

(e)          Each P.O. submitted for assignment by the Distributor is a bona fide purchase order and conforms in all respects to the representations contained in the Certificate, which Certificate is true and correct in all respects;

(f)          The Distributor shall at all times maintain such types and amounts of insurance coverage (including without limitation credit insurance) with respect to Distributor's business operations, the Products located in the Warehouse and any Accepted P.O. as Contractor may from time to time reasonably require, such insurance to name the Contractor as an insured in the manner and to the extent required by Contractor from time to time and, upon the failure to maintain such coverage, Contractor may purchase the same and the cost thereof shall be deemed a Contractor's Expense;

(g)          Except with respect to the lien of the Accounts Receivable Lender or as otherwise set forth on Exhibit “D” attached hereto, there are no liens, judgments or claims affecting or relating to the Distributor or any of its assets;

(h)          Except as set forth on Exhibit “E”, there are no suits, administrative proceedings, arbitration proceedings or other adversarial proceedings or investigations pending or (to the best of Distributor's knowledge) threatened against Distributor or any of the guarantors;

(i)           All of the financial information (including projections) provided by the Distributor to the Contractor in connection with the Contractor's consideration of the transaction contemplated by this Agreement are true and accurate, contain no material misstatement of any facts, contain all material information concerning the Distributor's financial condition, and do not omit to state any facts which, if disclosed, would reflect adversely on the financial condition of the Distributor or any of its Customers; and

(j)           Distributor has duly filed all federal, state, county, local, and foreign income, excise, sales, customs, property, withholding, social security and other tax and information returns and reports required to be filed by it to the date hereof, or in the alternative, has obtained extensions for filing pursuant to established procedures, and has paid or made provision for payment of all taxes (including interest and penalties) due and payable.  Distributor has no material liability for any taxes of any nature whatsoever.

14.         Product Warranties.  Distributor expressly assumes and agrees to make all product and service warranties (expressed or implied) to Customers with respect to Products and further agrees to defend, indemnify and hold the Contractor harmless from and against any claims, suits, obligations, costs, or expenses (including reasonable attorney's fees and legal expenses) with respect to all express or implied warranties in connection with the Products.

15.         Audit Rights.  Distributor shall deliver to Contractor copies of all information and documents submitted from time to time by the Distributor to any Senior Lender simultaneously with the submission of such documents to such Senior Lender; and shall deliver to Contractor monthly financial statements, aged accounts receivable, aged accounts payable, and Distributor's and Contractor's inventory schedules within fifteen (15) days following the end of each month during the term hereof.  In addition, Contractor shall have the right to inspect, audit and copy any financial books, computer programs, and other data  containing financial information in connection with the Distributor at any time during regular business hours upon not less than 24 hours' prior written notice.  Distributor agrees to prepare and maintain complete and accurate business records with respect to the transactions contemplated by this Agreement.

16.         Relationship of the Parties.  The parties are independent contractors and are not (and shall not be deemed to be) the partners, joint venturers, agents or representatives of the other.  Each party is exclusively responsible for the conduct of its own business and is not authorized to bind the other party in any manner whatsoever.  Further in this regard:

(a)          Distributor acknowledges that it has no ownership interest in any P.O. or Products in connection with an Accepted P.O. except as otherwise provided in this Agreement; and

(b)          Contractor acknowledges that it has no ownership interest (other than the security interests granted hereunder) in Distributor or in any of Distributor's assets.

17.         Indemnification.  Distributor agrees to indemnify, hold harmless and defend Contractor from and against any loss, costs, (including reasonable attorney's fees and costs), claims, suits or causes of action brought, threatened or incurred by or against Contractor by reason of any of the following:

(a)          As a consequence of any breach of this Agreement by Distributor, any breach of a warranty made by Distributor hereunder, or the failure of any representation made by Distributor hereunder to be true;

(b)          Any suit or threat of suit by any Customer, including, without limitation, all claims under or with respect to Product warranties, except with respect to any suit or claim arising or threatened solely by reason of Contractor's acts or omissions to act which constitute a breach of Contractor's obligations hereunder;

(c)          Any suit or threat of suit by any of Distributor's employees, former employees, securities holders or lenders, except with respect to any suit or claim arising or threatened solely by reason of Contractor's acts or omissions to act which constitute a breach of Contractor's obligations hereunder;

(d)          Any product liability claims of any kind, including, without limitation, all claims under or with respect to Product warranties; and

(e)          Environmental liability, if any, as a result of this Agreement or any transaction contemplated by or engaged in pursuant to or on account of this Agreement.

18.         Term and Termination; Default.

(a)          Term of Agreement.  This Agreement is for an initial term of twelve months following the date hereof and shall continue thereafter for successive twelve month renewal terms unless either party terminates the Agreement by written notice to the other not later than thirty days prior to the end of the initial term or any renewal term.  Provided, however, that Contractor may also terminate this Agreement immediately upon Distributor's default or at any time following the initial term upon fifteen days' prior written notice to Distributor.

(b)          Obligations Upon Termination.  Except for termination in the event of Distributor's default, upon termination of this Agreement, each party shall remain liable to perform all obligations under this Agreement which remain unperformed as of the termination date as if this Agreement remained in full force and effect.  Upon termination for any reason and upon completion of the foregoing obligations, all obligations hereunder shall terminate except the continuing obligations of the parties under ¶¶12(d), 13, 14, 15 and 17 hereof.

(c)          Default.

(i)           Distributor shall be considered to be in default hereunder if it either (A) fails to make any payment due Contractor hereunder within three (3) business days of the due date thereof, or (B) fails in any respect to perform any of its other obligations hereunder and such failure continues unremedied for a period of three (3) business days following Contractor's notice thereof, or (C) has made a representation which proves to be false or breaches a warranty made hereunder, or (D) files (or has filed against it) a petition (or otherwise initiates proceedings) for bankruptcy, reorganization, receivership or other proceedings for the protection of debtors, or (E) fails to make any payment due to any third party on or before the due date therefor if the failure to make such payment gives rise to or creates (or if unremedied would give rise to or create) an encumbrance upon the Products or any of them or otherwise restricts Contractor's sale or disposition of the Products or any of them.

(ii)          Without waiving or limiting any of Contractor's other rights and remedies in the event of a default by Distributor, and in addition to Contractor's right of set-off set forth in ¶10 above, upon the occurrence of any event of default, Distributor shall be liable for immediate payment to Contractor of all amounts due or to become due to Contractor hereunder, including, without limitation, Contractor's Expenses, Contractor's Deal Fees and the Commitment Fee.  Contractor shall further be entitled to reimbursement for all of its costs of collection, whether or not suit has been filed or judgment entered, including, without limitation, reasonable attorneys' fees and legal expenses.  All amounts owed to Contractor pursuant to this ¶18(c) shall carry interest at the rate of 2% per month from the effective date of default or, in the case of Contractor's costs of collection, from the date such costs are incurred.

(iii)         In the event of default by Distributor, and subject to any agreements between Contractor and any Senior Lender, Contractor shall further be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code or as otherwise provided under the Security Agreement.  The proceeds of any amount recovered by Contractor shall be applied, first, to the payment of Contractor's reasonable costs and expenses in connection with the enforcement of Contractor's rights and remedies hereunder; second, toward the payment or satisfaction of all amounts owing Contractor hereunder, including interest thereon; and third, any surplus to be paid to Distributor or as a court of competent jurisdiction may direct.  In the case of a deficiency, Distributor shall remain liable for such deficiency after such sale, with interest at the rate herein provided.

19.          Miscellaneous Provisions.

(a)          CHOICE OF LAW, VENUE, JURISDICTION AND SERVICE.  THIS AGREEMENT AND ALL AGREEMENTS REFERRED TO HEREIN BETWEEN THE CONTRACTOR AND THE DISTRIBUTOR (COLLECTIVELY THE “TRANSACTION DOCUMENTS”) HAVE BEEN SUBMITTED TO THE CONTRACTOR AT THE CONTRACTOR’S PRINCIPAL PLACE OF BUSINESS IN THE STATE OF ILLINOIS, WILL BE PERFORMED BY THE PARTIES IN THE STATE OF ILLINOIS, AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF ILLINOIS.  THE VALIDITY OF EACH OF THE TRANSACTION DOCUMENTS AND THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF THE STATE IN WHICH SUIT IS INITIATED PERTAINING TO THIS AGREEMENT.  FURTHER, THE CONTRACTOR AND THE DISTRIBUTOR AGREE THAT ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY, SHALL BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, OR ANY COURT OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THOSE COURTS AND WAIVES ANY AND ALL OBJECTIONS TO JURISDICTION OR VENUE THAT ANY SUCH PARTY MAY HAVE UNDER THE LAWS OF THE STATE OF ILLINOIS OR OTHERWISE IN THOSE COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  FURTHER, TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE DISTRIBUTOR MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS FOR NOTICE AS PROVIDED IN THIS AGREEMENT.  DISTRIBUTOR AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

(b)          WAIVER OF RIGHT TO JURY TRIAL. DISTRIBUTOR AND CONTRACTOR ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, ANY OTHER AGREEMENT RELATED HERETO OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES, AND THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c)          Notices.  All notices required or permitted pursuant to this Agreement shall be in writing and either personally delivered, sent by facsimile transmission (provided evidence of transmission is maintained and the original of the transmittal notice is sent by U.S. mail), or Federal Express or similar overnight delivery service, addressed to the respective addresses or facsimile number of the parties set forth on the last page of this Agreement, or at such telephone numbers or other addresses as have from time to time been designated by like notice.  Notices given in the manner prescribed herein shall be deemed given on the date sent or transmitted (as the case may be).

(d)          Severability.  The paragraphs of this Agreement are severable, and in the event that any paragraph or portion of this Agreement is declared illegal or unenforceable, the remainder of this Agreement will be effective and binding upon the parties.

(e)          Opinion of Counsel.  It is an express condition to the closing of the transactions contemplated by this Agreement that the Distributor cause to be delivered to the Contractor an opinion of Distributor's counsel which is satisfactory to Contractor.

(f)           Waiver; Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, understandings, or arrangements.  No waiver of or modifications to the provisions of this Agreement will be valid unless in writing and signed by all parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns and legal representatives.

(g)          Assignment.  Distributor may not transfer or assign its rights or obligations hereunder without the prior written consent of the Contractor, and any attempted transfer or assignment shall be null and void.

(h)          Performance.  Time is of the essence under this Agreement.

(i)           Further Assurances.  From and after the date hereof, each party will execute all documents and take such further actions as the other may from time to time reasonably request in order to carry out the transactions provided for herein and accomplish the purposes contemplated hereby.

(j)           Publication.  Contractor shall have the right to publicize (by “tombstone” or comparable publication) the Purchase Order Assignment Program evidenced hereby (including the date and size of the facility but not the specific terms hereof).

(k)          Counterparts: Facsimile Delivery.  This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

* * * * * * * * * *

This Agreement has been signed at Deerfield, Illinois on the day and year first above written.

CONTRACTOR:	DISTRIBUTOR:

WELLS FARGO BANK,	SOUTHPEAK INTERACTIVE, L.L.C.
NATIONAL ASSOCIATION

By:	By:	/s/ Reba McDermott
Title:	Title:	Chief Financial Officer

Address:	520 Lake Cook Road #315	Address:	2900 Polo Parkway
	Deerfield, IL 60015		Midlothian, VA 23113
Facsimile:	847-282-6630	Facsimile:

EXHIBIT A

PURCHASE ORDER PACKAGE CERTIFICATE

This Certificate is executed by ____________________________, who is the ____________________ of SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company (“Distributor”), in connection with the Master Purchase Order Assignment Agreement dated ______________, 2010, (the “Agreement”) with WELLS FARGO BANK, NATIONAL ASSOCIATION (“Contractor”).

The undersigned certifies to Contractor that all of the information contained in this Certificate is true, complete and accurate and is furnished to Contractor to induce Contractor to purchase Product in accordance with the Agreement:

1.           Customer Information

(a)
Attached is a purchase order number ______ dated _______________, 20____ in the total amount of $_________ (the “Purchase Order”) from the following customer (“Customer”), or Distributor has received a bona fide indication of interest from the following Customer.

Name:
Address:

Person in charge:
Phone Number:

(b)	Attached is a true and complete credit history, payment history and credit report on the Customer; or, in lieu thereof, ______________ approval or accepted letter of credit.

(c)	The Purchase Order is (check one):

_____	Assignable to Contractor by Distributor without Customer's consent; or

_____	Not assignable without Customer's consent, but attached is the consent of the Customer to assignment to Contractor;

_____	Not assignable, but the proceeds of the Purchase Order are assignable; or

1

_____	Distributor has received indication of interest only.

2.	Customer Product Information

An original (or a true, accurate and complete copy) of Customer’s Purchase Order identifying the Product, the quantity ordered, and the quality specifications therefor is attached.

3.	Product Price and Delivery Information

Attached is an exhibit detailing: (a) the cost, quantity and quality specifications for all Products needed to complete the Purchase Order (“Products”); (b) the name, address, contact person and phone number of each person from whom the Products may be purchased; and (c) confirmed current pricing and delivery date(s) (“Material Delivery Date(s)”) for all of the Products and a copy of the Distributor’s applicable Purchase Orders.

4.	Warehouse Information

The warehouse facility at which the Product(s) will be warehoused/distributed (the “Warehouse”):

_______________________________________
_______________________________________
_______________________________________

5.	Customs Broker Information

The customs broker for the Product(s) will be:

_______________________________________
_______________________________________
_______________________________________

6.	Gross Margin

Attached is the computation of Projected Net Gross Margin before depreciation, including, without limitation, projections of the cost of Products and Distributor's Direct Costs:

2

7.	Assignment of Purchase Order

Attached is an Assignment of the Purchase Order, duly executed by authorized officers of Distributor.

8.	Power of Attorney

Distributor hereby irrevocably designates and appoints Contractor (and all persons designated by Contractor) as Distributor’s true and lawful attorney-in-fact and agent-in-fact, and Contractor (or Contractor’s agent) may, at any time and without notice to Distributor, endorse any bill of lading or other document of title related to a Purchase Order accepted by Contractor by writing or stamping Distributor’s name thereon.

9.	Lender Consent (check one):

_____	None of the Products is subject to a security interest; or

_____	If any of the Products are subject to a security interest, attached is the written consent and release of each holder of a security interest, in form previously approved by Contractor.

Dated: ______________, 20____

SOUTHPEAK INTERACTIVE, L.L.C.

By:
Title:

3

EXHIBIT A (continued)

ACCEPTANCE OF PURCHASE ORDER CERTIFICATE

The foregoing Purchase Order Certificate, as prepared and delivered by Distributor, is hereby accepted and approved.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Dated:

4

EXHIBIT A (continued)

ASSIGNMENT OF PURCHASE ORDER

FOR VALUE RECEIVED, SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company (“Assignor”) hereby assigns, transfers and delivers to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Assignee”) all of Assignor's right, title and interest in, to and under that certain Purchase Order, identified as follows, for the purposes, and pursuant to the terms and conditions of that certain Master Purchase Order Assignment Agreement, dated ________, 2010, between Assignor and Assignee:

Assignor's P.O. No.:  ___________________________

Customer Name:  __________________________________

P.O. Date:  ___________________________________________

SOUTHPEAK INTERACTIVE, L.L.C.

By:
Title:

5

EXHIBIT B

DISTRIBUTOR'S SPECIFICATIONS

The following are performance specifications, obligations, and covenants (collectively the “Distributor's Specifications”) required of Distributor in connection with its obligations under the Master Purchase Order Assignment Agreement to which this Exhibit is attached:

1.           To deliver to each Customer a Purchase Order Acknowledgment on such form as Contractor may accept directing that payment of each P.O. Invoice be made to Contractor or the Lock Box Bank (if any).

2.           To cooperate with Contractor concerning Contractor's placement of orders for Products.

3.           To notify Contractor immediately upon the receipt of Products at the Warehouse.  Upon such delivery, to inspect the quality and quantity of Products and to notify Contractor of any deficiencies.

4.           To take or cause to be taken all actions necessary for the shipment of Products to Customers in accordance with Accepted P.O.'s, including without limitation, packaging, shipping, and insuring Products in accordance with the specifications set forth in the applicable Accepted P.O., and to deliver the same to the Customer on or before the P.O. Delivery Date.

5.           To maintain all inventories of Products in such segregated locations at the Warehouse as the Contractor may approve; to properly identify such Products as being the property of the Contractor and further identify the same by the P.O. and the Customer for which such Products relate; and to implement such commercially reasonable security procedures and devices as Contractor may require for the preservation and segregation of Products, including without limitation, the construction and maintenance of secured cages and storage rooms for such Products.  To not ship or otherwise release any Products except with the prior written consent of the Contractor.

6.           To ship all Products by such date, by such means, and under such terms as required pursuant to the applicable P.O. and to deliver the Products to the Customer on or before the P.O. Delivery Date.  Distributor shall further provide Contractor with written notice of each shipment of Products to a Customer immediately following shipment thereof.

7.           To prepare and deliver to the Contractor each P.O. Invoice immediately following shipment of the Products to the Customer.

8.           To fully insure in the name of the Distributor and the Contractor all Products during shipment to Customers in amounts, with carriers and on terms and conditions acceptable to Contractor.

1

9.           To direct all Customers to make payment with respect to a P.O. Invoice to the Contractor or the Lock Box (if any) and to take no actions and make no statements which direct (or have the effect of causing) any Customer to make any payment with respect to any P.O. Invoice to anyone other than the Contractor or the Lock Box.

10.         To not accept any payment (including rebates, set-offs, and other Customer adjustments) with respect to any P.O. Invoice other than through the Contractor or the Lock Box.

11.         To receive and hold in trust for the sole and exclusive benefit of Contractor all sums and instruments representing payment of any P.O. Invoice and all proceeds which for any reason come into the possession of Distributor, its agents, representatives or any other party acting on behalf of Distributor, and promptly to deliver or cause delivery of such sums to the Contractor.

12.         To maintain in the name of Distributor and Contractor general comprehensive liability insurance, with extended coverage and coverage against theft and product liability and such other insurance and coverages as may be commercially reasonable with exclusions, with carriers, and on terms and conditions that may be acceptable to Contractor in its sole discretion.

13.         To deliver to Contractor a list of unpaid accounts receivable relating to P.O. Invoices as of last day of the preceding calendar month, such list to be delivered by the 10th day of the next succeeding month and certified as complete and accurate by a duly authorized officer of Distributor.

14.         To not pledge any of its assets or cause or permit any lien or security interest to be taken in any of its assets, except such liens as are described on Exhibit “D” of this Agreement or are otherwise approved by Contractor.

15.         To provide Contractor with written notice immediately upon (i) the filing or threat of filing of a bankruptcy petition by or against Distributor, (ii) the initiation of foreclosure proceedings or other similar action against Distributor or any of its assets, (iii) a request or demand made upon Distributor to make, or for any reason Distributor makes, an assignment for the benefit of its creditors, or (iv) Distributor becomes unable to pay its bills in the ordinary course of business as they become due.

16.         To immediately notify Contractor of any pending or threatened litigation, administrative proceeding, arbitration, or governmental investigation concerning or relating to Distributor or any goods, services or assets that are the subject of an Accepted P.O. or are pledged as collateral pursuant to the Security Agreement.

2

EXHIBIT C

RE-ASSIGNMENT AND RELEASE OF PURCHASE ORDER

UPON AND SUBJECT TO PAYMENT OF the sum of $__________ on or before ___________, ________ (“Payment Date”), WELLS FARGO BANK, NATIONAL ASSOCIATION  (“Assignor”) hereby assigns, transfers and delivers to SOUTHPEAK INTERACTIVE, L.L.C. (“Assignee”) all of Assignor's right, title and interest in, to and under that certain Purchase Order identified below, and hereby releases any claims in or with respect to such Purchase Order.  If payment is made after the Payment Date, such assignment and release shall require payment of $__________ for each day after the Payment Date during which payment is not received.  The applicable Purchase Order is:

P.O. Invoice No.:
Customer Name:
P.O. Invoice Date:

This Assignment shall become effective immediately upon receipt of good funds in the amount described above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Dated:

ACCEPTANCE

SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company (“Assignee”), hereby accepts the foregoing assignment of Purchase Order, and covenants and agrees to fully perform all obligations with respect thereto and hereby releases Assignor from responsibility for the performance of any such obligations whether required before, on or after the date of this Acceptance.  [Assignee hereby authorizes Accounts Receivable Lender to transfer the amount set forth above to Assignor per Assignor's instructions.]

Dated:

SOUTHPEAK INTERACTIVE, L.L.C.

By:
Title:

EXHIBIT D

EXCEPTIONS TO CONTRACTOR'S SENIOR LIEN

SunTrust Bank
Rosenthal & Rosenthal
CNH Diversified Opportunities Master Account, L.P.
Paradox Interactive, AB

EXHIBIT E

PENDING LITIGATION, ETC.

None

ADDENDUM I

The Accounts Receivable Lender is:

None

The Senior Lenders other than the Accounts Receivable Lender are:

SunTrust Bank
Rosenthal & Rosenthal
CNH Diversified Opportunities Master Account, L.P.

ADDENDUM II

In this Agreement:

(a)	The “Lock Box Bank” is:

Wells Fargo Bank, National Association
NW 5985PO Box 1450
Minneapolis, MN 55485-5985

(b)	The “Lock Box” is maintained in Lock Box Account
No. 77-6132 at the Lock Box Bank.

ADDENDUM III

The Guarantors pursuant to this Agreement are:

Terry Phillips
Gone Off  Deep, LLC
Southpeak Interactive Ltd.
Vid Sub, LLC

SECURITY AGREEMENT AND
FINANCING STATEMENT

THIS SECURITY AGREEMENT AND FINANCING STATEMENT is made this 21st day of September, 2010, between WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit, operating division (the "SECURED PARTY"), and SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company, GONE OFF  DEEP, LLC, a Delaware limited liability company, SOUTHPEAK INTERACTIVE CORP., a Delaware corporation, and VID SUB, LLC, a  Delaware limited liability company (collectively, the "DEBTOR"), as follows:

BACKGROUND:

A.	On this date, the Secured Party and Debtor entered into a Master Purchase Order Assignment Agreement (the "Assignment Agreement").

B.
It is a condition to Secured Party's performance of its obligations under the Assignment Agreement that the Debtor execute and deliver this Agreement to secure performance and payment of the "Liabilities" (as hereinafter defined).

THEREFORE, in consideration of the agreements described in this Agreement and the Assignment Agreement, the parties agree as follows:

1.           Definitions.  In this Agreement, the following frequently used terms are defined as set forth in this ¶1:

(a)         Each term used in this Agreement which is defined in the Assignment Agreement will have the same meaning herein as that ascribed to it in the Assignment Agreement.

(b)         The "LIABILITIES" are all payments and other obligations from time to time due or owing to the Secured Party by the Debtor under the Assignment Agreement, this Agreement and any agreement referred to in the Assignment Agreement or this Agreement.

(c)         The "PRIMARY COLLATERAL" means those assets of the Debtor set forth on Exhibit "A" attached to and made part of this Agreement, whether now or hereafter existing or acquired, together with all the proceeds thereof and Debtor's interests therein.

(d)         The "COMMON COLLATERAL" are those assets of Debtor set forth on Exhibit "B" attached to and made part of this Agreement, whether now or hereafter existing or acquired, together with all the proceeds thereof and Debtor's interests therein which from time to time are also pledged to a Senior Lender and as to which the Secured Party shall maintain a subordinated security interest.  If no Senior Lender is involved in the subject transaction, Exhibit "A" shall be excluded from this Agreement and the Primary Collateral and Common Collateral shall refer to the same assets.

(e)         The "COLLATERAL" means the Primary Collateral and the Common Collateral and the Secured Party's security interest in the Collateral is referred to as the "LIEN".

(f)          The "SENIOR LIEN" is the security interest in the Common Collateral maintained by a Senior Lender (if any).

(g)         The "LOCATIONS" are Debtor's facilities set forth at the end of this Agreement at which all or a portion of the Collateral will be located.

2.           Grant of Security Interest.  As security for the performance and payment of the Liabilities, the Debtor hereby assigns, grants, conveys, mortgages, hypothecates, pledges, and sets over to the Secured Party a continuing first priority security interest for the use and benefit of the Secured Party in the Primary Collateral; and a security interest for the use and benefit of the Secured Party in the Common Collateral which is subordinate only to the Senior Lien, if any.

3.           Representations and Warranties.  The Debtor represents, warrants, and agrees that: (i) except with respect to the Senior Lien, no financing statement or other lien notice covering any portion of the Collateral is on file in any public office; (ii) the Debtor is and at all times will be the lawful owner of all Collateral, free of all liens and claims whatsoever except the Senior Lien and the Lien; (iii) the Debtor has full power and authority to execute this Agreement and to perform the Debtor's obligations hereunder, and to subject the Collateral to the Lien; (iv) all information with respect to Collateral set forth in any schedule, certificate or other writing at any time heretofore, and all other written information heretofore or hereafter furnished by the Debtor to the Secured Party is and will be true and correct in all respects as of the date furnished; (v) the Locations include the address at which any portion of the Collateral is located and Debtor will immediately notify Secured Party of any other location at which any portion of the Collateral is hereafter located; and (vi) there is no litigation or regulatory complaint against the Debtor or affecting or relating to the Collateral or any portion thereof which is pending or threatened as of this date other than as set forth on Exhibit "E" of the Assignment Agreement.

4.           Certificates, Schedules and Reports.  The Debtor will from time to time, as the Secured Party may request, deliver to the Secured Party such schedules and such certificates and reports respecting the Collateral to such extent as the Secured Party may reasonably request.  Any such schedule, certificate or report shall be executed by an authorized officer of the Debtor and shall be in such form and detail as the Secured Party may specify.  The Debtor shall immediately notify the Secured Party of the occurrence of any event causing a material loss or depreciation in the value of any item of Collateral, and the amount of such loss or depreciation.

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5.           Agreements of the Debtor.  The Debtor (i) hereby authorizes the Secured Party (at the Debtor’s expense) to file such financing statements and other documents necessary to perfect its Lien on the Collateral, and do such other acts and things as Secured Party may from time to time deem necessary to establish and maintain valid perfected security interests in the Collateral; (ii) will keep all items of Collateral at the Locations; (iii) will keep its records concerning all items of Collateral at the Locations, which records will be of such character as will enable Secured Party to determine at any time the status thereof; (iv) will furnish the Secured Party such information concerning the Debtor and the Collateral as the Secured Party may from time to time reasonably request; (v) will permit the Secured Party or its designees, at all times, to inspect the Collateral, and to inspect, audit and make copies of and extracts from all records and all other papers in the possession of the Debtor, and will, upon request of the Secured Party, deliver to the Secured Party all of such records and papers that pertain to the Collateral; (vi) will, upon request of the Secured Party, stamp on its records concerning the Collateral (and/or enter in its computer records concerning the Collateral) a notation, in form reasonably satisfactory to the Secured Party, of the security interests of the Secured Party hereunder; (vii) except as consented to in writing by the Secured Party, will not sell, lease, assign or create or permit to exist any lien on or security interest in any item of Collateral to or in favor of anyone other than the Secured Party and the Senior Lender(s); (viii) will at all times keep all items of Collateral insured against loss, damage, theft and other risks, in such amounts, by such companies, under such policies and in such form as may be required pursuant to the Assignment Agreement, which policies shall contain a so-called lender's loss payable (or comparable) clause, whereby a denial of payment based on policy conditions will not prevent recovery by Secured Party, and such policies or certificates thereof shall be deposited with the Secured Party; (ix) furnish to the Secured Party no less than thirty (30) days prior to the occurrence of any change in the Locations or in Debtor's name, notice in writing of such change; and (x) will reimburse the Secured Party for all expenses, including reasonable attorneys' fees and legal expenses incurred by the Secured Party in seeking to collect or enforce any rights under this Agreement or the Assignment Agreement.

6.           Remedies.  Whenever Debtor shall fail to perform any obligation in the manner and at the time required by the Assignment Agreement or this Agreement, or whenever the Debtor or any of them shall breach or default on a covenant made by any Debtor pursuant to the Assignment Agreement or this Agreement (collectively an "event of default"), the Secured Party may exercise any rights and remedies available to it under the Assignment Agreement and applicable law.  The Debtor and each of them agrees, upon the occurrence of an event of default and during the continuance thereof, if requested by the Secured Party, to assemble, at the Debtor's expense, all or any part of the Collateral at a place designated by the Secured Party.  Without limiting the foregoing, upon an event of default the Secured Party may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) enter upon any premises where any of the Collateral may be located and take possession of and remove such Collateral, (ii) sell any or all of the Collateral, free of all rights and claims of the Debtor therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of the Collateral at any such sale.  The Debtor and each of them hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Secured Party of any of its rights and remedies upon an event of default.  Any notification of the intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten (10) days before such disposition.  Any proceeds of any disposition by the Secured Party of any of the Collateral will be applied by the Secured Party.

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First, to the payment of the Secured Party's reasonable out-of-pocket expenses in connection with the Collateral or this Agreement and enforcement of the Secured Party's rights with respect thereto or hereunder, including reasonable attorney's fees and legal expenses;

Second, toward the payment or satisfaction of the Liabilities in full; and

Third, any surplus to be paid to the Debtor, its successors and assigns, or as a court of competent jurisdiction may direct.

7.           Relationship with Senior Lender.  If a Senior Lender is involved in the instant transaction, the Secured Party and each Senior Lender have entered into a Subordination Agreement of even date herewith which defines and sets forth the respective rights and interests of the Secured Party and each Senior Lender in connection with the Collateral.

8.           Miscellaneous.  (a)   The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Debtor requests in writing, but failure of the Secured Party to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Secured Party to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Debtor, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

(b)         All notices required or permitted pursuant to this Agreement shall be in writing and either personally delivered, sent by facsimile transmission (provided evidence of transmission is maintained and the original of the transmittal notice is sent by U.S. mail), or Federal Express or similar overnight delivery service, to the Secured Party at its address set forth at the end of this Agreement and to the Debtor at any one of the Locations.  Notices given in the manner prescribed herein shall be deemed given on the date sent or transmitted (as the case may be).  Either party may change its notice address by notice to the other party in the manner prescribed herein.

(c)         No delay on the part of the Secured Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(d)         No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Secured Party, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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(e)         All obligations of the Debtor and all rights, powers and remedies of the Secured Party expressed herein are in addition to all other rights, powers and remedies possessed by Secured Party, including, without limitation, those provided by applicable law or in any other written instrument or agreement relating to any of the Liabilities or security therefor.

(f)          The Agreement shall in all respects be a continuing agreement and shall remain in full force and effect until final payment in full of all the Liabilities.

(g)         THIS AGREEMENT HAS BEEN DELIVERED AT DEERFIELD, ILLINOIS, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, SUBJECT, HOWEVER, TO THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION.  WHENEVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE HELD INVALID, ILLEGAL OR UNENFORCEABLE UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH INVALIDITY, ILLEGALITY OR UNENFORCEABILITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

(h)         THE DEBTOR IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, OR ANY COURT OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, AND WAIVES ANY AND ALL OBJECTIONS TO JURISDICTION OR VENUE THAT ANY SUCH PARTY MAY HAVE UNDER THE LAWS OF THE STATE OF ILLINOIS OR OTHERWISE IN THOSE COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  FURTHER, TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE DEBTOR MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS FOR NOTICE AS PROVIDED IN THIS AGREEMENT.

(i)          DEBTOR AND SECURED PARTY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, ANY OTHER AGREEMENT RELATED HERETO OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES, AND THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(j)          This Agreement shall be binding upon, and shall inure to the benefit of, the Secured Party and the Debtor and their respective successors and assigns.

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(k)         At the option of the Secured Party, this Agreement, or a carbon, photographic or other reproduction of this Agreement or of any Uniform Commercial Code financing statement covering the Collateral or any portion thereof, shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such.

(l)          This Agreement is the Security Agreement referred to in the Assignment Agreement.

(m)        In the case of any irreconcilable conflict between the provisions of this Agreement and the Assignment Agreement, the provisions of the Assignment Agreement shall control.

(n)         If more than one person or entity is included as a Debtor hereunder, each of Debtor's obligations, covenants, warranties, and representations hereunder is joint, several and mutually binding on each such party.

(o)         This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

* * * * * * * * * *

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IN WITNESS WHEREOF, this Agreement has been duly signed at Deerfield, Illinois on the day and year first above written.

SECURED PARTY:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Title:
Address:	520 Lake Cook Road, Suite 315
Deerfield, IL 60015

DEBTOR:

SOUTHPEAK INTERACTIVE, L.L.C.

By:	/s/ Reba McDermott
Title:	Chief Financial Officer

GONE OFF DEEP, LLC

By:	/s/ Reba McDermott
Title:	Chief Financial Officer

SOUTHPEAK INTERACTIVE CORP.

By:	/s/ Reba McDermott
Title:	Chief Financial Officer

VID SUB, LLC

By:	/s/ Reba McDermott
Title:	Chief Financial Officer

LOCATIONS:

2900 Polo Parkway, Midlothian, VA 23113

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EXHIBIT "A"

PRIMARY COLLATERAL

The "Collateral" with respect to which Secured Party's first priority security interest applies shall be (i) all merchandise, inventory and goods and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping "Products" pursuant to "Accepted Purchase Orders", as such terms are defined in a certain Master Purchase Order Purchase Agreement dated September 21, 2010 between Secured Party and Debtor, and all products and proceeds of whatever sort now or hereafter owned by Debtor and related thereto; (ii) all accounts receivable, credit card receivables, payment intangibles, contract rights and other customer obligations for the payment of money arising out of the Debtor's sale, lease, or license of any tangible or intangible property or the rendering of services pursuant to "Accepted Purchase Orders" now or hereafter existing; and (iii) all proceeds and products of the foregoing.

Debtor's facility at which the Collateral is located is:

2900 Polo Parkway, Midlothian, VA 23113

"A-1"

EXHIBIT "B"

COMMON COLLATERAL

The "Collateral" with respect to which Secured Party's subordinated lien applies shall be (i) all merchandise, inventory and goods and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production, and all products and proceeds of whatever sort, including specifically all "inventory" as such term is defined in the Code, now or hereafter owned by Debtor; (ii) all machinery and equipment, now or hereafter owned by Debtor, including, but not limited to, all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by Debtor and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, spare and replacement parts, related computer software, maintenance and repair supplies and manuals, instructional manuals, warranties, and equipment and accessories installed thereon or affixed thereto;  (iii) all accounts receivable, credit card receivables, payment intangibles, contract rights and other customer obligations for the payment of money arising out of the Debtor's sale, lease, or license of any tangible or intangible property or the rendering of services, now existing or hereafter arising; (iv) all trademarks, copyrights, patents, contract rights, investment property, rights to payment evidenced by tangible or electronic chattel paper, instruments, and all general intangible assets of Debtor now or hereafter existing; and (v) all proceeds and products of the foregoing, except such assets of the Debtor as are described on Exhibit "A".

Debtor's facility at which the Collateral is located is:

2900 Polo Parkway, Midlothian, VA 23113

"B-1"

GUARANTY

This Guaranty (the "Guaranty") is made on the 21st day of September, 2010, among the persons whose names are set forth at the end of this Guaranty (collectively the "Guarantors"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit, operating division (the "Contractor"), as follows:

BACKGROUND OF AGREEMENT:

A.
The Contractor and SOUTHPEAK INTERACTIVE, L.L.C., a Virginia limited liability company (the "Distributor"), have on this day entered into a Master Purchase Order Assignment Agreement (the "Assignment Agreement") under the terms of which the Distributor will assign customer purchase orders to the Contractor and request the Contractor to purchase the required materials to fulfill such purchase orders; the Contractor will retain the Distributor to manufacture, process and ship ordered goods; and fees will be paid to the Contractor and the Distributor for their services thereunder.

B.	Each of the Guarantors has a substantial financial stake in the Distributor and will substantially benefit from the performance by Contractor of its obligations under the Assignment Agreement.

C.
The execution of this Guaranty is an express condition to the consummation of the transactions contemplated by the Assignment Agreement and the Contractor is unwilling to enter into or perform in accordance with the Assignment Agreement in the absence of the execution of this Guaranty.

THEREFORE, in consideration of the services to be performed, the payments to be made, and the obligations to be assumed by the Contractor pursuant to the Assignment Agreement, and further as an inducement to the Contractor to enter into and perform in accordance with the Assignment Agreement, the Guarantors hereby agree as follows:

1.            DEFINITIONS.           In this Guaranty, the following frequently used terms are defined as set forth in this ¶1:

(a)          Any terms used in this Guaranty which are defined in the Assignment Agreement will have the same meaning herein as is ascribed to such term in the Assignment Agreement.

(b)          The "Contract Documents" are, collectively, the Assignment Agreement, the Security Agreement and Financing Statement between the Contractor and the Distributor dated this day, the Subordination Agreement between the Contractor, the Distributor, and the Senior Lender dated this day, and this Guaranty.

(c)          The "Obligations" mean all of the obligations of the Distributor and each of the Guarantors pursuant to the Contract Documents.

(d)          The term "Guarantors" means all of the undersigned, jointly and severally; and the term "Guarantor" means each of the undersigned, individually and collectively.

(e)           A "Default" means the occurrence of an event of default by the Distributor pursuant to or in accordance with the provisions of any of the Contract Documents or the failure of the Guarantors (or any of them) to perform any covenant or agreement contained in this Guaranty or if any representation or warranty contained in this Guaranty is found to have been untrue, incomplete or misleading in any material respect when furnished.

2.            GUARANTY.  The Guarantors, jointly and severally, unconditionally and irrevocably, guaranty to Contractor the full and prompt payment and performance when due, whether at maturity or earlier (by reason of acceleration) and at all times thereafter, of all of the Obligations, and the undersigned further agree to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys' fees and expenses paid or incurred by the Contractor in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Distributor or any of the Guarantors.  The obligations of the Guarantors hereunder are secured by that certain Security Agreement and Financing Statement of even date herewith among the Contractor, Southpeak Interactive, L.L.C., and the Guarantors.

3.            TERMS AND CONDITIONS.  (a)  Subject to the provisions of the Contract Documents, Contractor shall have the exclusive right to determine the application of payments and credits, if any, received by Contractor from the undersigned, the Distributor, the Senior Lender, and any Customer.
(b)          Contractor is authorized, without notice or demand, and without affecting the liability of any of the Guarantors, from time to time to (i) renew, extend, accelerate or otherwise change the time for payment or performance of, or other terms relating to, the Obligations or any of them, or otherwise modify, amend or change the terms of the Contract Documents or any of them, or any other agreement, document or instrument now or hereafter executed by the Distributor and delivered to Contractor; (ii) accept partial payments on or performance of the Obligations; and (iii) settle, release, compromise, collect or otherwise liquidate the Obligations in any manner, without affecting or impairing the Obligations of the undersigned.

(c)          At any time after a Default, Contractor may, at its discretion, upon notice to the Guarantors and regardless of the acceptance of any security or collateral for the payment, appropriate and apply toward the payment and satisfaction of the Obligations (i) any indebtedness due or to become due from Contractor to one or more of the Guarantors; and (ii) any monies, credits or other property belonging to one or more of the Guarantors, at any time held by Contractor on deposit or otherwise.

(d)          Contractor shall not be required to take any steps to preserve any rights against prior parties (if any) to or in any of the Obligations.

(e)           The Guarantors agree that to the extent that the Distributor makes a payment(s) to Contractor, which payment(s) are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation intended to be satisfied shall be renewed and continued in full force and effect as if said payment had not been made, and the Guarantors shall, upon demand by Contractor, immediately satisfy such obligation in full in accordance with the terms of this Guaranty.  The Guarantors further agree that any and all claims of the Guarantors against the Distributor or against its properties, arising by reason of any loan, advance, investment or other payment by the undersigned to Contractor shall be subordinate and subject in right of payment to the prior payment, in full, of all sums due pursuant to the Obligations.

(f)           Each Guarantor assumes responsibility for keeping himself, herself or itself informed of the financial condition of the Distributor and of all other circumstances bearing upon the risk of Default.  Contractor shall have no duty to advise the Guarantors of information known to Contractor regarding such condition or circumstances.

(g)          No delay on the part of Contractor in the exercise of any right or remedy shall operate as a waiver or constitute a discharge of any of the Guarantors' obligations under this Guaranty, and no single or partial exercise by Contractor of any right or remedy shall preclude the further exercise to any extent; nor shall any modification or waiver of any of the provisions of this Guaranty be binding upon Contractor except as expressly set forth in a writing duly signed and delivered by an authorized officer of Contractor.  Contractor's failure at any time to require strict performance by the Distributor or any other party of any of the provisions, warranties, terms and conditions contained in the Contract Documents shall not discharge any of the Guarantors' obligations under this Guaranty, nor shall it waive, affect or diminish any right of the Contractor at any time to demand strict performance and such right shall not be deemed to have been waived by any act or knowledge of Contractor unless such waiver is contained in an instrument in writing, signed by an officer of Contractor specifying such waiver.  No waiver by Contractor of any default shall operate as a waiver of either any other default or the same default on a future occasion, and no action or inaction by Contractor shall in any way affect or impair Contractor's rights or the obligations of the Guarantors under this Guaranty.  The Guarantors agree that their obligations under this Guaranty will not be discharged except by complete performance of all of the Obligations.  Any determination by a court of competent jurisdiction of the sums owing by the Distributor to Contractor shall be conclusive and binding on the Guarantors irrespective of whether any of the Guarantors was a party to the suit or action in which such determination was made.

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4.            WARRANTIES AND REPRESENTATIONS.  Each of the Guarantors, jointly and severally, hereby represent and warrant to the Contractor that:

(a)           The execution, delivery, and performance by each Guarantor of this Guaranty will not violate any provision of law, any order of any court or other agency of government, or any agreement or other instrument to which any of the Guarantors is a party or by which any of the Guarantors is bound or be in conflict with, result in a breach of or constitute (with due notice or lapse of time, or both) a default under any such agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the property or assets of any Guarantor, except as contemplated by the provisions of this Guaranty; and

(b)           This Guaranty constitutes the legal, valid and binding obligation of each of the Guarantors and is enforceable against each of the Guarantors in accordance with the terms hereof.

5.            DEFAULT.  (a)           Upon and during the continuance of any Default, Contractor may, at its sole election, proceed directly and at once, without notice, against one or more of the Guarantors to collect and recover the full amount or any portion of the Obligations, without first proceeding against the Distributor or any other Guarantor, or any other party or any other person, firm or corporation.  All of the above rights and powers may be exercised by Contractor without liability, except the obligation to account for property actually received.

(b)           Any right to set-off exercised by Contractor shall be deemed to have been exercised immediately on the occurrence of a Default, even though such set-off is made or entered on the books of Contractor at any subsequent time.

6.            INDEMNIFICATION.  The Guarantors will at all times, now and hereafter, jointly and severally, indemnify and hold Contractor harmless from and against all loss or damage arising in connection with this Guaranty and against all claims, liability, demands, actions or suits, and all liabilities, payments, costs, charges and expenses including, without limitation, attorneys' fees and costs incurred by Contractor on account of or in connection with this Guaranty or the transactions or assertions of rights contemplated or permitted hereunder.

7.            MISCELLANEOUS.  (a)  This Guaranty shall be binding upon the undersigned and upon the heirs, executors, successors and assigns of the undersigned and shall inure to the benefit of Contractor's successors and assigns; all references to the Distributor and to the undersigned shall be deemed to include their respective successors, assigns, participants, receivers or trustees (as the case may be).

(b)          This Guaranty embodies the entire understanding of the parties pertaining to the subject matter hereof, and shall constitute a continuing agreement applicable to future as well as existing transactions between the Contractor and the Distributor.

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(c)          THIS GUARANTY HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN DEERFIELD, ILLINOIS, AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, AND AS PART OF THE CONSIDERATION FOR CONTRACTOR'S PERFORMANCE PURSUANT TO THE CONTRACT DOCUMENTS, THE UNDERSIGNED CONSENT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF ILLINOIS, AND FURTHER CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE UNDERSIGNED AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED.  THE UNDERSIGNED FURTHER CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(d)          The headings used in this Guaranty are for the convenience of the reader only; such headings constitute no part whatsoever of the agreement between the parties.

(e)          No invalidity, irregularity or unenforceability of the Obligations (or any of them) hereby secured shall affect, impair or be a defense to any provision contained in this Guaranty.  If any term, condition or provision of this Guaranty is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other term, condition or provision of this Guaranty.

(f)           If this Guaranty shall differ or conflict in terms with any of the Contract Documents, the agreement which gives Contractor the greater right, as determined by Contractor, shall prevail.

GUARANTORS:

Terry Phillips

Address:

Gone Off Deep, LLC

By:
Name:
Address:

Southpeak Interactive Corp.

By:
Name:
Address:

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Vid Sub, LLC

By:
Name:
Address:

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